EXHIBIT 5.1
250 VESEY STREET • NEW YORK, NEW YORK 10281.1047
TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306
April 12, 2024
Bally’s Corporation
100 Westminster Street
Providence, RI 02903

Re:	Registration Statement on Form S-3 Filed by Bally’s Corporation

Ladies and Gentlemen:
We have acted as counsel for Bally’s Corporation, a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by SBG Gaming, LLC, the selling stockholder, listed in the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”), of 7,911,724 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share, issuable upon the exercise of the Company’s warrants (the “Warrants”), pursuant to that certain penny warrant agreement entered into by the Company (as amended and in effect from time to time, the “Warrant Agreement”). The Warrant Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.
    Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Warrant Shares, when issued upon exercise of the Warrants pursuant to the terms and conditions of the Warrants and the Warrant Agreement, will be validly issued, fully paid and nonassessable.
The opinion set forth above is subject to the following limitations, qualifications and assumptions.
As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have further assumed the regularity of all corporate actions and proceedings.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day